Exhibit 99.6

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the unaudited condensed consolidated financial statements and the related notes included elsewhere herein and our audited consolidated financial statements and related notes for the year ended December 31, 2025 included in our most recent annual report on Form 10-K filed on the Securities and Exchange Commission (“SEC”) on March 27, 2026. The condensed consolidated financial statements of the Company appearing in this Quarterly Report on Form 10-Q are unaudited, and may not include year-end adjustments necessary to make those financial statements comparable to audited results, although, in the opinion of management, all adjustments and disclosures necessary for a fair presentation of the unaudited condensed consolidated financial statements have been included. The results of operations for the three months ended March 31, 2026 are not necessarily indicative of the results that may be expected for the full year.

Unless otherwise indicated, dollar amounts above $1,000 in this Report have been rounded to the nearest thousand, million or billion, as applicable.

In addition to our consolidated financial statements, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. See above “Note About Forward-Looking Statements.”

Overview

General

The Company is a manufacturer of building systems and is in the process of aligning our production levels to match the demand for our products. In addition to our first Nevada manufacturing facility (“Factory 1”), which we took possession of in May 2021, we expanded our production capacity by signing leases for additional Nevada facilities (“Factory 2”) in June 2022 and (“Factory 3”) in May 2023, respectively. While our growth has mainly been funded by our capital raising activities as described below in “Liquidity,” we anticipate our increased manufacturing capacity will allow us to build Boxes more efficiently, and, in doing so generate additional revenue and profit in the future. We continue to right size and improve our workforce, including improving our business development and sales teams to focus and better support the engagement with B2C customers, while continuing focus on the B2B and B2G sales channels and enhancing our technology team.

The majority of US states have a statewide modular program which requires approval of a specific product prior to the product being able to be sold and installed within the state. The requirements to obtain these approvals vary across each state, and the approval process has resulted in delays in the Company’s ability to deliver the product across the country, which has impacted the timing and amount of the Company’s revenues.

The Company has obtained state modular approvals under state-wide modular housing programs in New Mexico, California, Nevada, Texas and in South Carolina. The approvals were obtained as follows:

●	During May 2024, we received approval to sell Casitas as Modular homes in California in certain climate zones.
●	During July 2024, we received approval to sell Casitas under the Statewide Modular Program in New Mexico.
●	During January 2025, we received approval to sell Casitas in Nevada under the Residential Building code.
●	During January 2025, we received approval to sell Casitas under the Statewide Modular Program in all climate zones in California.
●	During June 2025, we received approvals of plan sets for the Casita in South Carolina under the Statewide Modular Program, and our manufacturers license; factory certification is pending and the Company expects this within the next 6 months.
●	During October 2025, we received approvals of plan sets for the Casita in Texas under the Statewide Modular Program. During April 2026, we received authorization for the facility to produce modular housing in compliance with applicable Texas codes and regulations.
●	During December 2025, we received a critical license from the State of California as a “Commercial Modular Manufacturer”.
●	In 2025, we developed one-bedroom and two-bedroom Casita configurations, connecting two Casita Boxes. In November 2025, the Company obtained California statewide approval for the two-bedroom Casita model and, in April 2026, we received approval to sell the 1-bedroom Casita model in California.

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New sales within recently approved states and jurisdictions may continue to face delays due to the time needed for site preparation, arranging funding for the project the purchaser, and other preparatory steps that are required to arrange delivery and installation of the units.

BOXABL also has been focused on selling its products in multiple jurisdictions that do not have a statewide modular housing program. In these areas, the ultimate approval is at the discretion of the local jurisdiction and is determined on a site-by-site basis. This pertains to the following areas: Oklahoma, Wyoming, Kansas, West Virginia, Hawaii, Vermont, Alaska, Oregon, Connecticut, Delaware, New York, and Tribal Lands.

The Company has retained multiple third-party inspection agencies to assist in achieving certification in multiples states with modular housing legislation simultaneously.

To date through May 14, 2026, we have manufactured 806 Casitas and have completed delivery of 318 Casitas in 10 states. As of May 14, 2026, there were currently 271 units that are under contract.

Merger Agreement

On August 4, 2025, the Company entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) by and among the Company, FG Merger II Corp., a Nevada corporation (“FGMC” or “Acquiror”), and FG Merger Sub II Inc., a Nevada corporation and wholly-owned subsidiary of FGMC (“Merger Sub”). The Merger Agreement provides for a two-step merger transaction in which, first, Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving as a wholly-owned subsidiary of FGMC, and, immediately thereafter, the Company (as the surviving company in the First Merger) will merge with and into FGMC (the “Second Merger” and together with the First merger, the “Mergers”), with FGMC continuing as the surviving public company (the “Surviving Pubco”). By virtue of the consummation of the Mergers, the Surviving Pubco will change its name to BOXABL Inc. and shall reincorporate from a Nevada corporation to a Texas corporation in accordance with the Nevada Revised Statute (“NRS”) and Texas Business Corporations Code. The Boards of Directors of the Company, FGMC, and Merger Sub have unanimously approved the Merger Agreement and the transactions contemplated thereby.

At the effective time of the First Merger, each share of the Company’s common stock (other than certain excluded shares and any shares held by stockholders who properly exercise and do not lose their dissenter’s rights under applicable Nevada law) will be converted into the right to receive a number of shares of common stock of the Surviving Pubco, as determined by the exchange ratio set forth in the Merger Agreement. Each share of the Company’s preferred stock will be converted into the right to receive shares of Surviving Pubco’s preferred stock as determined by the preferred exchange ratio set forth in the Merger Agreement. Outstanding Company convertible securities will be assumed by the Surviving Pubco and become exercisable for shares of Surviving Pubco common stock, subject to adjustment as provided in the Merger Agreement. The aggregate merger consideration to be received by Company shareholders would be equal to a combination of preferred and common shares of FGMC that equals a total of $3,500,000,000, each at a deemed value of $10 per share. The transaction is intended to qualify as a reorganization within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Internal Revenue Code.

The Merger Agreement was originally entered into on August 4, 2025, with an Agreement End Date of December 31, 2025. It was amended on November 3, 2025 to extend the Agreement End Date to March 31, 2026. On April 6, 2026, the parties entered into a Second Amendment to the Merger Agreement which, among other things: (i) extended the Agreement End Date to July 31, 2026; (ii) modified the lock-up provisions applicable to the Sponsor Parties, Paolo Tiramani, Galiano Tiramani, and their respective affiliates; (iii) clarified that the definition of Acquiror Securities includes the 8,295,800 outstanding rights, each entitling the holder to receive one-tenth of one share of Acquiror common stock upon consummation of an initial business combination; and (iv) provided either party the right to terminate the Merger Agreement if a written response has not been received within five business days of a written request made thereunder.

The Company filed a Registration Statement on Form S-4 (as amended to date, the “Registration Statement”) in connection with its proposed merger. On May 12, 2026, the Registration Statement was declared effective. Each of FGMC and the Company have scheduled special stockholder meetings for June 9, 2026, at which stockholders are asked to approve the Merger Agreements and certain other related corporate actions.

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Closing Conditions

The closing of the Mergers is subject to customary closing conditions, including, among others, approval of the transaction by the stockholders of the Company and FGMC, expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act, accuracy of representations and warranties, approval for listing of the Surviving Pubco common shares on Nasdaq or NYSE, absence of any law or order prohibiting the consummation of the transaction, and other conditions as set forth in the Merger Agreement.

Termination Provisions

The Merger Agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the closing under certain specified circumstances. Either the Company or FGMC may terminate the agreement by written notice if the closing has not occurred on or before July 31, 2026. (the “Agreement End Date”), provided that the right to terminate on this basis is not available to any party whose breach of the agreement has proximately caused the failure of the closing to occur by such date. The Merger Agreement may also be terminated by either party if that party has made a written request under the Merger Agreement to the other party and has not received a response after 5 business days. Termination is also permitted by mutual written consent of the parties, or by either party if a governmental authority enacts a law or order that makes consummation of the transactions illegal or otherwise prohibits the transaction, so long as the terminating party or its subsidiaries did not cause such prohibition by their own breach.

Additional termination rights include the ability for either party to terminate if the required stockholder approvals from either the Company or FGMC are not obtained at their respective stockholder meetings, unless the failure to obtain such approval is due to the action or inaction of the party seeking termination. The agreement may also be terminated by one party if the other party has committed a material breach of its representations, warranties, or covenants that would prevent the satisfaction of closing conditions, subject to a cure period of up to thirty (30) days (or any shorter period remaining before the Agreement End Date) after notice of such breach. Upon termination, the agreement becomes void and has no further effect, except for certain provisions that expressly survive, and subject to liability for any willful and material breach or actual fraud occurring prior to termination. Each party is responsible for its own fees and expenses incurred in connection with the agreement and the contemplated transactions, except as otherwise provided.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement. See Exhibits 2.1, 2.2, 2.3 and 2.4 to this Quarterly Report on Form 10-Q, which are incorporated herein by reference.

Related Agreements

In connection with the execution of the Merger Agreement, FG Merger Investors II LLC, the sponsor of FGMC, entered into a support agreement pursuant to which it agreed to vote its shares of FGMC in favor of the transaction and take certain other actions in support of the Mergers (the “Sponsor Support Agreement”). Certain stockholders of the Company entered into a support agreement pursuant to which they agreed to vote their shares of the Company in favor of the transaction and take certain other actions in support of the Mergers (the “Company Support Agreement”). At closing, the Company and FGMC will enter into lock-up agreements with certain Company stockholders (the “Company Lock-Up Agreements”) and with the sponsor (the “Sponsor Lock-Up Agreement”), restricting the transfer of certain shares for specified periods following the closing, depending on the then trading price of the Surviving Pubco’s common stock.

The foregoing description of the Sponsor Support Agreement, Company Support Agreement, Company Lock-Up Agreements, and Sponsor Lock-Up Agreement does not purport to be complete and is qualified in their entirety by reference to the full text of such agreements, copies of which are herein by reference to Exhibits 10.23, 10.24, 10.25, and 10.26 to this Quarterly Report on Form 10-Q.

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Trend Information

To date through May 14, 2026, we have manufactured 806 Casitas and have completed deliveries of 318 Casitas in 10 states. As of May 14, 2026, there were currently 271 units that are under contract.

Leveraging insights from our regulatory journey and evolving market dynamics, the Company has refined its go-to-market strategy to concentrate resources on the highest-value near-term opportunities. Our primary focus is the B2C segment, with an emphasis on the Accessory Dwelling Unit (“ADU”) market in California, where we have obtained statewide modular approvals across all climate zones and hold a Commercial Modular Manufacturer license. To improve sales efficiency and lead quality, the Company has made targeted investments in its sales infrastructure during the three months ended March 31, 2026, including enhancements to its customer relationship management system, upgrades to its consumer-facing website with improved lead qualification tools and expanded financing resources for prospective buyers, and the addition of sales personnel to support direct customer engagement.

In parallel, the Company continues to selectively pursue small community and multi-unit residential opportunities where the Casita product is well-suited, including faith-based organizations, attainable communities, and workforce housing developments. The Company is also introducing its Phase 2 Modular Building System to a select group of developers and builders. Phase 2 comprises larger Box modules, including 20’ x 30’ and 20’ x 40’ configurations, that can be stacked and connected to create a range of building types, including single-family homes and townhomes, addressing demand for larger residential floor plans that extend beyond the Casita’s ADU format.

Additionally, the Company continues to selectively pursue commercial modular opportunities, leveraging its Commercial Modular Manufacturer license in California and its established manufacturing capabilities to serve institutional and commercial customers where the Company’s factory-built building system offers meaningful advantages over traditional construction methods.

Tariffs and Inflation

Since early 2025, the U.S. government has implemented a series of escalating tariff measures affecting a broad range of imported materials relevant to the construction and manufacturing industries, including steel and aluminum (currently subject to Section 232 tariffs of up to 50%), copper (subject to Section 232 tariffs of up to 50% effective August 2025), and timber and lumber products (subject to Section 232 tariffs effective October 2025). In February 2026, the U.S. Supreme Court struck down certain tariffs previously imposed under the International Emergency Economic Powers Act (“IEEPA”), partially reducing the overall tariff burden; however, Section 232 and Section 301 tariffs remain in effect and were not impacted by that ruling. The overall tariff environment remains fluid and subject to further regulatory and legal developments.

We have evaluated the potential impact of these actions on our operations and supply chain. In the near term, we do not expect the tariffs to have a material impact on our financial position or results of operations, primarily because our operations are currently supported by a substantial inventory of completed units manufactured prior to many of the tariff adjustments, which reduces our immediate exposure to increased input costs. Additionally, as we transition into the next phase of product development, including our Phase 2 Modular Building System, our sourcing strategy reflects a greater emphasis on domestic procurement, which is expected to further reduce our exposure to tariff-related cost volatility over time.

We believe that our factory-based manufacturing process and cost structure provide a degree of resilience relative to traditional stick-built construction, which would face similar or greater cost increases from tariffs on imported materials. To the extent that tariff-related cost increases affect our supply chain, we believe we may have the ability to pass a portion of those costs on to end customers while maintaining the competitive positioning of the BOXABL solution, although there can be no assurance that we will be able to do so.

However, the tariff environment involves substantial and evolving uncertainty regarding U.S. and international trade policy. The U.S. government may implement additional tariff measures, renegotiate existing trade agreements, or impose further import duties affecting materials used in our products or manufacturing equipment. In light of this uncertainty, we do not have full clarity over the potential medium- to long-term impacts on our business. The availability of certain imported goods could be affected if foreign suppliers reduce their exposure to U.S. markets in response to trade policy actions, which could impair our suppliers’ ability to deliver materials or equipment on schedule and thereby delay our deliveries. Furthermore, broader macroeconomic effects of global trade disruptions — including rising inflation, slower economic growth, and increased unemployment — could dampen consumer demand and adversely affect the housing market, reducing demand for our products.

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Results of Operations

Revenues

Our revenues for the three months ended March 31, 2026 and 2025 were $1.6 million and $123,000, respectively. Revenue was generated by the sale of 20 Casitas delivered to 7 customers during the three months ended March 31, 2026. This is in comparison to the sale of 1 Casitas delivered to 1 customer during the three months ended March 31, 2025. The increase in revenues year-over-year was driven by increased unit deliveries and expanded state modular approvals, partially offset by delays associated with customer site preparation and the transition of the Company’s go-to-market strategy to re-focus on the broader installation process. Significant customers included The City of Henderson, Nevada, representing 71% of revenues for the three months ended March 31, 2026, respectively.

Cost of Goods Sold

Cost of goods sold consists primarily of the cost of products used in the production of the Company’s finished products, inbound and outbound shipping costs, related labor and indirect overhead costs associated with that production. Cost of goods sold were $4.9 million and $2.1 million for the three months ended March 31, 2026 and 2025, respectively.

Cost of goods sold for the three months ended March 31, 2026 and 2025, consist of the following:

	March 31,
(In Thousands)	2026	2025
Direct material/shipping	$774	$34
Direct labor	669	29
Manufacturing overhead	605	50
Inventory adjustments	1,897	2,064
Stock based compensation (recapture)	0	(59)
Allowance for Slow-Moving and Obsolete Inventory	964	-
Cost of goods sold	$4,909	$2,118

We produced 26 and 11 Casitas in the three months ended March 31, 2026 and 2025, respectively. We continue to work to align production activity with delivery schedules.

Manufacturing overhead reflects the allocation of indirect labor, rent and lease expense, indirect supplies, scrap material, maintenance costs and depreciation of machinery and equipment.

Cost of goods sold in the three months ended March 31, 2026 did not reflect any stock-based compensation expense or recapture resulting from terminations whereas the company recognized a net recapture of $59,000 of stock-based compensation expense within cost of goods sold in the three months ended March 31, 2025.

Operating Expenses

Operating expenses for the three months ended March 31, 2026 and 2025, consisted of the following:

	March 31,
(In Thousands)	2026	2025
General and administrative	$3,189	$1,807
Sales and marketing	525	6,350
Research and development	566	583
Total Operating expenses	$4,280	$8,740

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General and administrative expenses consist of compensation and benefits for employees across administration, finance, legal, and investor relations functions, as well as rent, shop supplies, and utilities. General and administrative expenses increased by $1.4 million, or approximately 76%, for the three months ended March 31, 2026 compared to the same period in 2025. The increase was primarily driven by higher professional fees, including legal, accounting, and consulting costs, associated with the proposed merger with FGMC, and the remediation work to address previously identified material weaknesses in internal control over financial reporting. These increases were partially offset by lower employee compensation costs resulting from workforce restructuring initiated during 2025.

Sales and marketing expenses decreased by $5.8 million, or approximately 92%, for the three months ended March 31, 2026 compared to the same period in 2025. The decrease reflects a significant increase in advertising for our Regulation A and Regulation D offerings in 2025 leading up to the close of the offerings in June 2025, which were not incurred in the 2026 period. The Company has refocused its sales and marketing efforts on targeted B2C outreach, principally in the California ADU market, and has made selective investments in its sales infrastructure, including CRM enhancements and improved lead qualification tools, which carry a substantially lower cost profile than broad advertising campaigns.

Research and development expenses were relatively flat at $566,000 for the three months ended March 31, 2026, compared to $583,000 for the same period in 2025. Research and development activities are focused on product testing, obtaining regulatory permits and approvals, and developing next-generation building systems. During the first quarter of 2026, research and development efforts shifted toward advancing the Company’s Phase 2 Modular Building System, which includes larger 20’ × 30’ and 20’ × 40’ Box configurations designed for multi-unit residential applications. The Company expects research and development expenditures to increase in future periods as development of the Phase 2 product progresses.

Stock-based Compensation Expense

The Company recognizes stock-based compensation expense based on fair value on the date of grant and recognized over the associated vesting periods. The fair value of RSU awards is determined based on the fair market value of the Company’s common stock on the date of grant. Vesting of RSU awards is generally subject to a 3-year service period and, as of October 18, 2024, also subject to a performance condition. Accordingly, stock-based compensation is recognized upon satisfaction of the service condition and when the performance condition is probable. The Company has determined that the performance condition in its outstanding RSUs is not probable. In the case of options, the Company uses the Black-Scholes pricing model to estimate the fair value of options on the date of grant that are then expensed on a straight-line basis over the vesting period. The Company accounts for forfeitures as they occur in the year of forfeiture and share-based compensation expense is adjusted accordingly.

For the three months ended March 31, 2026 and 2025, the Company recaptured $216,000 and $2.9 million in stock-based compensation, respectively. The decrease in recapture is attributable to fewer employee forfeitures upon terminations in the first quarter of 2026 compared to the same period in 2025, offset by the vesting of stock options under the Company’s Amended 2021 Stock Incentive Plan. See “Note 12. Stockholders’ Equity – Stock-based Compensation” for further discussion.

Total Other Income

For the three months ended March 31, 2026, our total other income decreased significantly to $54,000, as compared to $472,000 for the three months ended March 31, 2025, due to a decline in the valuation of the Company’s holdings in Bitcoin of $197,000, as well as lower balances of interest-bearing investments.

Liquidity and Capital Resources

Going Concern

The Company’s unaudited interim condensed consolidated financial statements have been prepared under the assumption that the Company will be able to continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Substantial doubt about the Company’s ability to continue as a going concern exists. For the three months ended March 31, 2026, the Company reported a net loss of $7.6 million and operating cash outflow of $7.1 million. At March 31, 2026, the Company had an accumulated deficit of $783.6 million, compared to $776.0 million at December 31, 2025. Absent additional action, the Company will require additional liquidity to continue operations over the next 12 months.

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The continuing viability of the Company and its ability to continue as a going concern is dependent on the Company being successful in its continued efforts in growing its revenue and/or accessing additional sources of capital. Management’s plan to address this need includes (a) continued exercise of tight controls to conserve cash, (b) accelerating product deliveries and sales, and (c) raising funds through equity financing, including through the proposed business combination with FGMC. However, there can be no assurances that management’s plans will be achieved.

Sources of Liquidity

To date, our operations have been financed by our exempt offerings of securities made in reliance on Regulation A, Regulation CF and both Rule 506(c) and Rule 506(b) of Regulation D in the United States and exempt offering regulations in Canada. For details regarding our securities offerings, see below Sales of Securities.

At March 31, 2026, our principal source of liquidity was our unrestricted cash and cash equivalents and short-term investments, which we achieved through our offerings of securities as discussed above. As of March 31, 2026, the Company held $22.3 million in unrestricted cash and cash equivalents and $696,000 in digital assets, compared to $29.0 million in cash and cash equivalents and $893,000 in digital assets as of December 31, 2025. If the transactions contemplated by the Merger Agreement are consummated, the Company will have access to amounts remaining in the trust account, following redemptions, of FGMC, which we anticipate to be approximately $20 to $40 million, as outlined in, and based on the assumptions and limitations set forth in, the pro forma financial statements in the Company’s Definitive Proxy Statement included as Exhibit 99.1 hereto. Based on the Company’s most recent burn rate of $2.4 million per month (calculated from the operating cashflow for the three months ended March 31, 2026 of $7.1 million for the three months ended March 31, 2026, divided by three months) and these factors, we anticipate that the current liquidity together with cash generated from sales of our products will be sufficient to meet our immediate cash needs for twelve months. However, a higher level of redemptions by FGMC stockholders than those reflected in our assumptions set forth in the Pro Forma Table could erode or even eliminate these funds.

When addressing our long-term liquidity requirements, we consider the next five years, from 2026 through 2030. We expect that funding for the Company’s operations over the longer term will be driven primarily from the sales of the Company’s products, as well as future debt or equity capital raises. As of May 14, 2026, the Company had signed contracts for (but not shipped yet) 271 units. We expect that these sales contracts will convert to revenue, providing cash flow to the Company.

Historical Cash Flows

	Three Months Ended March 31,
(In Thousands)	2026	2025

Net cash used in operating activities	$(7,098)	$(14,785)
Net cash provided by (used in) investing activities	$(191)	$8,682
Net cash provided by financing activities	$542	$11,766

Operating Activities

Cash used in operating activities included net loss adjusted for several non-cash items such as depreciation and amortization, stock-based compensation, inventory valuation, and other non-cash expenses, in addition to the change in working capital as inventory balances increased. The decline in net cash used in operating activities above generally reflects the decrease in net loss to a loss of $7.6 million in the three months ended March 31, 2026 from $10.3 million in the three months ended March 31, 2025 combined with significantly lower non-cash stock-based recapture in the 2026 period as compared to the 2025 period.

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Investing Activities

Primary investing activities during the three months ended March 31, 2026, amounting to $191,000, include deposits on equipment purchases and expenditures related to manufacturing patents. During the same period ending March 31, 2025, the company recognized a cash inflow of $8.7 million mostly attributed to the proceeds received for the sale and maturities of investments which did not recur in the 2026 period.

Financing Activities

Primary sources of cash from our financing activities generally includes net proceeds from issuance and sales of Preferred Stock. This also includes proceeds received in advance of security issuance, which is included within the Company’s subscription liability. The decline in the 2026 period above reflects our termination of our offerings under Regulation A, Regulation D in June 2025, which resulted in $12.0 million in net proceeds from the sale of preferred stock in the 2025 period compared to $516,000 in proceeds from the exercise of warrants in the 2026 period.

Inventory

Our physical assets decreased with inventory of $16.2 million as of March 31, 2026, related to 373 inventory units, which is primarily comprised of $10.3 million related to 186 Casitas in finished goods and $5.9 million related to 187 work-in-process units. This compares to $18.8 million in inventory as of December 31, 2025, primarily comprised of 175 Casitas classified as finished goods and 192 work-in-process units. During 2025, the Company decided to rework certain of its existing units to meet California modular specifications so that these units are able to be sold in California. In the second quarter of 2025, approximately $7.1 million of inventory was reclassified from finished goods to work-in-process on the consolidated balance sheet.

During the period ending March 31, 2026, the Company fulfilled orders for 20 casita units. During the same period, the Company also produced 26 new units and completed the re-work on 5 units previously classified as work-in-process, resulting in 31 new units classified as finished goods.

Property, Plant and Equipment

Property, Plant and Equipment decreased to $6.9 million as of March 31, 2026 compared to $7.3 million as of December 31, 2025, primarily resulting from depreciation of machinery and equipment at our manufacturing facility.

Sales of Securities

In connection with the issuance of shares of Series A-3 Preferred Stock in 2024 and 2023, the Company had issued warrants that are exercisable for shares of Series A-3 Preferred Stock at a price of $0.80 per share. Under the terms of the warrants, the Company had a right to terminate the warrants, in its sole discretion, at any time upon 30 days written notice to the holders. On January 30, 2026, the Company sent a notice to the holders that the warrants, if not exercised, would expire on March 1, 2026. Following the notice, warrants representing 645,250 shares of Series A-3 Preferred Stock were exercised, which represents gross proceeds of $516,200.00, with the remaining warrants expiring effective March 1, 2026.

Material Commitments and Obligations

Expense Commitments

As of March 31, 2026, we reported current lease liabilities of $3.3 million compared to $3.5 million as of December 31, 2025. Our long-term lease liability decreased to $3.0 million as of March 31, 2026, from $3.6 million as of December 31, 2025, due to the passage of time.

Customer Deposits

Our main non-lease liability is the Company’s obligation to customers who have placed deposits on the purchase of our products. As of March 31, 2026, the Company held customer deposits in the amount of $3.3 million, which was modestly lower compared to $3.6 million as of December 31, 2025, with new deposits generally matching refunds and/or application of customer deposits to customer orders that were fulfilled during 2026.

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Deferred Revenue

As of March 31, 2026, our balance sheet carried $1.8 million of deferred revenue related primarily to advanced deposits on unfulfilled sales orders, with 3 customers, each representing 10% or more of these deferred revenues, constituting approximately 50% of total deferred revenue. This compares to $1.5 million of deferred revenue as of December 31, 2025. Deferred revenue generally occurs when the Company receives payments from the customer in advance of the Company shipping units to that customer. Pursuant to ASC 606, Revenue Recognition, the Company records deferred revenue for paid, unfulfilled performance obligations which are represented by the Casitas that had not yet been delivered as of the date of the consolidated financial statements.

Off-Balance Sheet Arrangements

The Company did not have any off-balance sheet arrangements as of March 31, 2026 or December 31, 2025.

Critical Accounting Policies and Estimates

Inventory Valuation

Inventories consist of raw materials, in-bound freight and duties, work in progress, and finished goods. Inventories are stated at the lower of cost or net realizable value, with cost determined using an allocation methodology, which approximates actual cost. This valuation requires us to make judgments, based on currently available information, about the likely method of disposition, such as through sales to individual customers, bulk sales, and the expected recoverable values for each disposition category.

On a periodic basis, the Company performs a physical count of its inventory and records an inventory adjustment for inventory that has become obsolete or inventory that has a cost basis in excess of the expected net realizable value. Damaged and obsolete inventory items are valued based on specific identification and management’s estimate of net realizable value, including consideration of whether the items are usable in current or future production. These items are charged against the allowance for slow moving and obsolete inventory. Any difference between cost and estimated realizable value is recognized as an expense.

This valuation methodology requires us to make judgments, based on currently available information, about the likely method of disposition, such as through sales to individual customers, bulk sales, and the expected recoverable values for each disposition category.

The Company adopted, effective January 1, 2026, a slow-movement inventory policy under which an allowance for inventory obsolescence is established as a percentage of net realizable value based on the age of inventory units.

The allowance is recorded as a reduction to inventory with a corresponding charge to cost of goods sold and inventories are presented net of the aggregate allowance on the consolidated balance sheet.

Stock-Based Compensation

The Company applies ASC 718, Stock-Based Compensation for all stock-based awards, including stock options and restricted stock units, that are measured at fair value on the date of grant and recognized over the associated vesting periods. The fair value of stock options is estimated on the date of grant using a Black-Scholes model. The fair value of restricted stock awards is estimated on the date of the grant based on the fair value of the Company’s underlying common stock. The Company recognizes compensation expense for stock options on a straight-line basis over the associated service or vesting periods. Effective October 18, 2024, restricted stock unit awards became subject to a performance condition, which defers vesting of restricted stock awards until a monetization event. Accordingly, the Company does not recognize stock-based compensation from restricted stock unit awards until a monetization event becomes probable.

Determining the grant date fair value of stock options using the Black-Scholes option-pricing model requires management to make assumptions and judgments. These estimates involve inherent uncertainties and, if different assumptions had been used, stock-based compensation expense could have been materially different from the amounts recorded.

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